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                                                                       EXHIBIT 5

(214) 953-0053

                               December 17, 1998


Blue Wave Systems Inc.
2410 Luna Road
Carrollton, Texas 75006

Gentlemen:

     We have served as counsel for Blue Wave Systems Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the proposed sale from time to time by the Company of a maximum of 814,001 shares (the "Shares") of Common Stock, $0.01 par value, of the Company.

     With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Shares, when sold and delivered in accordance with the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable.

     We consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus related thereto.

                         Very truly yours,

                         CROUCH & HALLETT, L.L.P.